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Exhibit 5.2

[CONYERS DILL & PEARMAN LETTERHEAD]

July 29, 2004

Sensus Metering Systems (Bermuda 2) Ltd. Sensus Metering Systems Inc. 8601 Six Forks Road Raleigh, North Carolina 27615 U.S.A.	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441-299-4914 -4921 NGTrollope@cdp.bm NGT/jar/380790/109770

Dear Sirs:

Sensus Metering Systems (Bermuda 2) Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4 originally filed with the U.S. Securities and Exchange Commission (the "Commission") on 16 March 2004 (as amended or supplemented, the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of U.S.$275,000,000 aggregate principal amount of 8 5/8% senior subordinated notes due 2013 (the "Notes") of Sensus Metering Systems Inc. ("Sensus Inc."), fully and unconditionally guaranteed by the Company pursuant to an exchange offer by Sensus Inc. and the Company for a like principal amount of Sensus Inc.'s outstanding 8 5/8% senior notes due 2013, fully and unconditionally guaranteed by the Company, that have not been registered under the Securities Act.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of an indenture dated as of 17 December 2003 (the "Indenture" and, together with the Registration Statement, the "Documents", each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among Sensus Inc. as issuer, the Company as guarantor and U.S. Bank National Association as trustee, which Indenture includes the guarantee of the Notes by the Company as set forth therein. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 7 May 2004, unanimous written resolutions of the directors of the Company dated 11 December 2003, (the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture, (d) the due execution of the Indenture by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the Minutes remain in full force and effect and have not been rescinded or amended, (h) the validity and binding effect under the laws of the

State of New York (the "Foreign Laws") of the Indenture in accordance with its terms, (i) that none of the parties to the Indenture has carried on or will carry on activities, other than the performance of its obligations under the Indenture, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Indenture, other than the Company, will perform its obligations under the Indenture in or from Bermuda, (j) that on the date of entering into the Indenture the Company was, and after entering into the Indenture is, able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture. The Indenture has been duly executed and delivered by or on behalf of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN

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  Exhibit 5.2